Exhibit 4.4

Condensed Consolidated Interim Financial Statements

For the three months ended March 31, 2026

(UNAUDITED)

(Expressed in US dollars)

Scorpio Gold Corporation
Condensed Consolidated Interim Statements of Financial Position (Unaudited)

(Expressed in United States Dollars)

	As at	March 31,	December 31,
		2026	2025
	Note(s)	$	$
ASSETS
Current assets
Cash and equivalents		5,685,648	8,337,777
Receivables		19,939	139,811
Other receivable	5	1,710,903	1,680,485
Prepaid expenses		137,662	253,116
Held-for-sale assets	7	410,480	—
		7,964,632	10,411,189

Non-current assets
Reclamation deposits	6	1,144,842	1,134,836
Long-term receivable		57,403	58,337
Investments		764	764
Exploration advance		282,127	330,014
Property, plant and equipment	7	822,357	1,148,495
Mineral properties	8	13,617,426	9,107,359
		15,924,919	11,779,805

TOTAL ASSETS		23,889,551	22,190,994

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	14	1,221,518	1,697,289
Loans payable	9	499,477	507,601
		1,720,995	2,204,890

Non-current liabilities
Provision for environmental rehabilitation	10	676,591	669,689
		676,591	669,689

TOTAL LIABILITIES		2,397,586	2,874,579

SHAREHOLDERS' EQUITY
Share capital	11	90,103,607	87,127,627
Foreign currency translation reserve		261,788	359,038
Restricted share units	11	515,036	328,803
Reserves	11	9,450,172	8,773,897
Warrants	11	400,517	585,045
Accumulated deficit		(79,239,155)	(77,857,995)
TOTAL SHAREHOLDERS’ EQUITY		21,491,965	19,316,415
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		23,889,551	22,190,994

Nature of operations and going concern	1
Events subsequent to the reporting period	19

These unaudited condensed consolidated interim financial statements were approved for issue by the Board of Directors and signed on its behalf by:

/s/ Ian Dawson Director	/s/ Zayn Kalyan Director

See accompanying notes to these unaudited condensed consolidated interim financial statements.

Scorpio Gold Corporation
Condensed Consolidated Interim Statements of Income (Loss) and Comprehensive Income (Loss) (Unaudited)

(Expressed in United States Dollars)

		For the three months ended
		March 31,	March 31,
		2026	2025
	Note(s)	$	$
Expenses
Care and maintenance	12	—	365,934
Depreciation	7	50,879	—
Finance income	5	(73,383)	(103,125)
Finance costs	10	6,902	150,978
Share-based compensation	11	867,586	84,918
Foreign exchange (gain) loss		(18,192)	962
General and administrative expenses	13	531,768	642,818
Loss (gain) on sales of equipment	7	15,600	(78,750)
Loss for the period		(1,381,160)	(1,063,735)
Exchange difference on translating foreign operations		(97,250)	(28,123)
Comprehensive loss for the period		(1,478,410)	(1,091,858)

Basic and diluted loss per share for the period attributable to common shareholders ($ per common share)		(0.00)	(0.01)

Weighted average number of common shares outstanding - basic and diluted		298,262,182	130,833,244

See accompanying notes to these unaudited condensed consolidated interim financial statements.

Scorpio Gold Corporation
Condensed Consolidated Interim Statements of Changes in Shareholders’ Equity (unaudited)

(Expressed in United States Dollars)

	Share capital		Share subscription received	Restricted share units	Warrant reserve	Reserves	Foreign currency translation reserve	Accumulated deficit	TOTAL
	#	$	$	$	$	$	$	$	$
Balance as of December 31, 2024	130,833,244	72,069,324	-	10,085	1,080,208	7,866,118	287,262	(80,963,910)	349,087
Share subscriptions received in advance	—	—	1,675,602	—	—	—	—	—	1,675,602
Share issue costs		(8,504)	—	—	—	—	—	—	(8,504)
Share-based compensation	—	—	—	25,140	—	59,778	—	—	84,918
Loss and comprehensive loss	—	—	—	—	—	—	(28,123)	(1,063,735)	(1,091,858)
Balance as of March 31, 2025	130,833,244	72,060,820	1,675,602	35,225	1,080,208	7,925,896	259,139	(82,027,645)	1,009,245
Shares issued for cash - private placement	120,375,000	10,769,214	(1,675,602)	—	—	—	-	—	9,093,612
Share issue costs	—	(173,958)	—	—	—	—	—	—	(173,958)
Fair value of finders’ warrants	—	(65,750)	—	—	65,750	—	—	—	—
Shares issued on exercise of warrants	27,182,726	4,316,295	—	—	(560,913)	—	—	—	3,755,382
Shares issued on restricted share units	900,000	86,888	—	(86,888)	—	—	—	—	—
Shares issued for debt settlement	2,149,174	134,118	—	—	—	—	—	—	134,118
Share-based payments	—	—	—	380,466	—	848,001	—	—	1,228,467
Income and comprehensive income	—	—	—	—	—	—	99,899	4,169,650	4,269,549
Balance as of December 31, 2025	281,440,144	87,127,627	—	328,803	585,045	8,773,897	359,038	(77,857,995)	19,316,415
Shares issued on exercise of warrants	20,700,300	2,933,579	—	—	(184,528)	—	—	—	2,749,051
Shares issued on exercise of options	56,250	11,240	—	—	—	(5,078)	—	—	6,162
Shares issued for mineral property	100,000	31,161	—	—	—	—	—	—	31,161
Share-based compensation	—	—	—	186,233	—	681,353	—	—	867,586
Loss and comprehensive loss	—	—	—	—	—	—	(97,250)	(1,381,160)	(1,478,410)
Balance as of March 31, 2026	302,296,694	90,103,607	-	515,036	400,517	9,450,172	261,788	(79,239,155)	21,491,965

See accompanying notes to these unaudited condensed consolidated interim financial statements.

Scorpio Gold Corporation
Condensed Consolidated Interim Statements of Cash Flows (unaudited)

(Expressed in United States Dollars)

		For the three months ended
		March 31,	March 31,
		2026	2025
		$	$
Cash flow from (used in)
OPERATING ACTIVITIES
Net loss		(1,381,160)	(1,063,735)
Depreciation		50,879	—
Finance income		(40,424)	(103,125)
Non-cash finance costs		—	7,658
Share-based compensation		867,586	84,918
Loss (gain) on disposal of equipment		15,600	(78,750)
Unwinding of discount of provision for environmental rehabilitation		6,902	150,978
Net changes in non-cash working capital items:
Accounts receivable		119,472	(25,998)
Prepaid expenses		161,035	(22,252)
Accounts payable and accrued liabilities		(355,425)	305,979
Cash flow used in operating activities		(555,535)	(744,327)

INVESTING ACTIVITIES
Acquisition costs on exploration and evaluation assets		(4,627,427)	(277,291)
Purchase of property, plant and equipment		(164,821)	—
Proceeds from disposal of property, plant and equipment		14,000	78,750
Cash flow provided by (used in) investing activities		(4,778,248)	(198,541)

FINANCING ACTIVITIES
Share issuance costs		—	(8,510)
Subscription received in advance		—	1,675,602
Proceeds on warrants exercised		2,749,051	—
Proceeds from option exercised		6,162	—
Cash flow provided by financing activities		2,755,213	1,667,092

Increase (decrease) in cash and equivalents		(2,578,570)	724,218
Cash and equivalents, beginning of period		8,337,777	(5,042)
Foreign exchange on translation		(73,559)	(24,820)
Cash and equivalents, end of period		5,685,648	694,356
Cash and cash equivalents are comprised of:
Cash		2,655,575	694,356
Cash Equivalents		3,030,073	—
Supplemental cash flow information	15

See accompanying notes to these unaudited condensed consolidated interim financial statements.

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

1.	Nature of operations and going concern

Scorpio Gold Corporation (the “Company” or “Scorpio”) is a publicly traded company incorporated under the laws of the Province of British Columbia. The Company’s shares are listed on the TSX Venture Exchange (“TSX-V”) and trade under the symbol SGN. The corporate office of the Company is located at Suite 750 – 1095 West Pender Street Vancouver, British Columbia V6E 2M6. The Company and its subsidiaries conduct mineral exploitation, exploration and development activities in the United States of America (“USA”).

These unaudited condensed consolidated interim financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business in the foreseeable future. As at March 31, 2026, the Company had a working capital of $6,243,637 (December 31, 2025 - $8,206,299). Management estimates that these funds will not provide the Company with sufficient financial resources to carry out currently planned operations through the next twelve months. Additional financing will be required by the Company to complete its strategic objectives and continue as a going concern. While the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company. These material uncertainties may cast significant doubt upon the Company’s ability to continue as a going concern.

These unaudited condensed consolidated interim financial statements do not reflect adjustments that would be necessary if the going concern assumption were not appropriate.

The unaudited condensed consolidated interim financial statements of the Company for the three months ended March 31, 2026 were approved by the Board of Directors on May 29, 2026.

2.	basis of preparation

These condensed consolidated interim financial statements have been prepared in accordance with International Accounting Standard (“IAS”) 34 Interim Financial Reporting. They do not include all of the information required for full annual consolidated financial statements and should be read in conjunction with the Company’s audited consolidated financial statements as at December 31, 2025 and for the fiscal year then ended, which have been prepared in accordance with IFRS Accounting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

The policies set out below were consistently applied to all periods presented unless otherwise noted below.

These condensed consolidated interim financial statements have been prepared on a historical cost basis except for financial instruments carried at fair value. In addition, these condensed consolidated interim financial statements have been prepared using the accrual basis of accounting except for cash flow information.

Basis of preparation

These condensed consolidated interim financial statements, including comparatives, have been prepared on the basis of IFRS standards that are published at the time of preparation and that are effective on March 31, 2026.

These condensed consolidated interim financial statements include the accounts of the Company and its Canadian subsidiary, Scorpio Gold BC Holding Corp. (formerly “Altus Gold Corp.” “Altus”), and its USA based wholly-owned subsidiaries, Scorpio Gold (US) Corporation (“Scorpio US”) and Goldwedge LLC (“Goldwedge”).

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

2.	BASIS OF PREPARATION (continued)

Basis of consolidation

Control exists when the Company has the power over its investees, is exposed or has rights to variable returns from its involvement with the investee; and has the ability to use its power to affect its returns. The financial statements of subsidiaries are included in the condensed consolidated interim financial statements from the date that control commences until the date that control ceases. Profit and loss and each component of other comprehensive income are attributed to the shareholders of the Company and to the non-controlling interest.

All intercompany accounts, revenues and expenses transactions have been eliminated.

All subsidiaries have a reporting date of December 31.

Foreign currency translation

Functional and presentation currency

The condensed consolidated interim financial statements are presented in United States dollar (“$”). The functional currency of the parent company, Scorpio and its Canadian subsidiary, Altus, are measured using the currency of the primary economic environment in which Scorpio and Altus operate (“the functional currency”), which is the Canadian dollar (“C$”). These condensed consolidated interim financial statements have been translated to the US$ in accordance with IAS 21 The Effects of Changes in Foreign Exchange Rates. This standard requires that assets and liabilities be translated using the exchange rate at period end, and income, expenses and cash flow items are translated using the rate that approximates the exchange rates at the dates of the transactions (i.e. the average rate for the period).

Transactions and balances

In preparing the financial statements of the individual entities, transactions in currencies other than the entity’s functional currency (foreign currencies) are recorded at the rates of exchange prevailing at the dates of the transactions. At each statement of financial position date, monetary assets and liabilities are translated using the period end foreign exchange rate. Non-monetary assets and liabilities are translated using the historical rate on the date of the transaction. Non-monetary assets and liabilities that are stated at fair value are translated using the historical rate on the date that the fair value was determined. All gains and losses on translation of these foreign currency transactions are included in profit or loss.

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

3.	SIGNIFICANT MANAGEMENT JUDGMENTS AND ESTIMATES

The preparation of condensed consolidated interim financial statements in conformity with IFRS requires the Company’s management to make judgements, estimates and assumptions about future events that affect the amounts reported in the condensed consolidated interim financial statements and related notes to the condensed consolidated interim financial statements. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results may differ from those estimates.

Information about critical judgements and estimates in applying accounting policies that have the most significant effect on the amounts recognized in the condensed consolidated interim financial statements are as follows:

●	Critical judgements

Capitalization of mineral property costs and determination of economic viability of a project

Management has determined that exploration, development and evaluation costs incurred which were capitalized have future economic benefits. Management uses several criteria in its assessment of economic recoverability and probability of future economic benefit including geological and metallurgical information, accessible facilities, existing permits and life of mine plans.

●	Estimates

Asset carrying values and impairment

The Company performs impairment testing when impairment indicators are present. In the determination of carrying values and impairment charges, management considers the recoverable amount which is the greater of fair value less costs of disposal and value in use in the case of mining assets. These determinations and their individual assumptions require that management make a decision based on the best available information at each reporting period.

Mineral reserve estimates

The figures for mineral reserves and mineral resources are determined in accordance with National Instrument 43-101, “Standards of Disclosure for Mineral Projects”, issued by the Canadian Securities Administrators. There are numerous uncertainties inherent in estimating mineral reserves and mineral resources, including many factors beyond the Company’s control. Such estimation is a subjective process, and the accuracy of any mineral reserve or mineral resource estimate is a function of the quantity and quality of available data and of the assumptions made and judgements used in engineering and geological interpretation. Differences between management’s assumptions including economic assumptions such as metal prices and market conditions could have a material effect in the future on the Company’s financial position and results of operations.

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

3. SIGNIFICANT MANAGEMENT JUDGMENTS AND ESTIMATES (continued)

●	Estimates (continued)

Share-based payments

Estimating the fair value of share-based payments requires determining the most appropriate valuation model, which is dependent on the terms and conditions at the grant of the share-based incentives. This estimate also requires determining the most appropriate inputs to the valuation model including the expected rate of forfeitures, expected life, price volatility, interest rate and dividend yield. Changes in the input assumptions can significantly affect the fair value estimate of the Company’s earnings and reserves.

Recognition of deferred taxes

In assessing the probability of realizing income tax assets, management makes estimates related to expectations of future taxable income, applicable tax opportunities, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities. In making its assessments, management gives additional weight to positive and negative evidence that can be objectively verified.

Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. Forecasted cash flows from operations are based on life of mine projections internally developed and reviewed by management. Weight is attached to tax planning opportunities that are within the Company’s control, and are feasible and implementable without significant obstacles. The likelihood that tax positions taken will be sustained upon examination by applicable tax authorities is assessed based on individual facts and circumstances of the relevant tax position evaluated in light of all available evidence. Where applicable tax laws and regulations are either unclear or subject to ongoing varying interpretations, it is reasonably possible that changes in these estimates may occur that materially affect the amounts of income tax assets recognized. At the end of each reporting period, the Company reassesses unrecognized deferred income tax assets.

Estimation of environmental rehabilitation and the timing of expenditure and related accretion

The Company’s provision for environmental rehabilitation represents management’s best estimate of the present value of the future cash outflows required to settle estimated reclamation and closure costs at the end of mine’s life. The provision reflects estimates of future costs, inflation and assumptions of risks associated with the future cash outflows, and the applicable interest rates for discounting the future cash outflows. Changes in the above factors can result in a change to the provision recognized by the Company.

Changes to the provision for environmental rehabilitation are recorded with a corresponding change to the carrying amounts of related mining properties. Adjustments to the carrying amounts of related mining properties can result in a change to future depletion expense.

Estimation of present value of other receivable

The Company estimates a market interest rate in determining the present value of other receivable to be received in one year. The determination of market interest rate is subjective and could significantly affect the fair value estimate.

4. MATERIAL ACCOUNTING POLICY INFORMATION

These condensed interim consolidated financial statements have been prepared using accounting policies consistent with those used in the Company’s audited consolidated financial statements for the year ended December 31, 2025.

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

5. SALES OF MINERAL RIDGE GOLD, LLC

On July 16, 2025, the Company, through its wholly-owned subsidiary, Scorpio US, entered into a definitive agreement (the "Agreement") with an arm’s length third party (the “Purchaser"), for the sale of MRG, a wholly-owned subsidiary of Scorpio US (the “Transaction”).

Under the terms of the Agreement, the Purchaser acquired all membership interests in MRG, along with the related unpatented mining claims comprising MRG’s Mineral Ridge project located in Esmeralda County, Nevada (the "Project"), for an aggregate cash purchase price of $7,500,000. $700,000 of the purchase price will be advanced by the Purchaser as a non-refundable deposit to the Company by August 7, 2025 (received). $4,300,000 is due upon closing, which is expected to occur no later than August 25, 2025 (received). On completion of the Transaction, $1,500,000 of the purchase price will be retained in escrow as an indemnification holdback, with such funds being released to the Company on the 3-month (as to 50%, received) and 9-month (as to 50%, received on May 21, 2026) anniversaries of the closing date, as well as an additional $1,000,000 to be paid on the 12-month anniversary of the closing date, by the Purchaser to the Company. The Purchaser will also replace or assume the reclamation bond obligations of the Company and Scorpio US related to the Project. Certain assets associated with the Project will be retained by the Company and transferred to its subsidiary, Scorpio US, in advance of closing.

On August 25, 2025, the Transaction was closed. As at August 25, 2025, the Company measured the present value of the $2,500,000 of proceeds to be received in future dates as at $2,376,488, using a discount rate of 7.30% as determined from its incremental borrowing rate.

The sales of MRG resulted in a gain of $9,158,869. Details of the disposal are as follows

$
Carrying amounts of net liabilities over which control was lost:
Assets
Prepaid expenses	180,914
Reclamation deposits (Note 6)	9,000,000
Property, plant and equipment (Note 7)	3,285,680
Total assets	12,466,594

Liabilities
Accounts payable and accrued liabilities	(131,678)
Provision for environmental rehabilitation (Note 10)	(14,111,226)
Total liabilities	(14,242,904)
Net liabilities disposed	(1,776,310)

Consideration
Cash received	5,000,000
Other receivable	2,376,488
Transaction costs	(36,074)
Working capital adjustments	42,145
Total consideration	7,382,559

Gain on disposal of MRG	9,158,869

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

6. Reclamation deposits

$
Balance as of December 31, 2024	9,839,371
Finance income	295,465
Release on sale of Mineral Ridge (Note 5)	(9,000,000)
Balance as of December 31, 2025	1,134,836
Finance income	10,006
Balance as of March 31, 2026	1,144,842

On August 25, 2025, the Company disposed of MRG (Note 5). Pursuant to the agreement, the Company paid $9,000,000 in October 2025 to the purchaser who took over the reclamation bond requirement of MRG.

During the year ended December 31, 2025, the Nevada Division of Environmental Protection (“NDEP”) reviewed and revised their estimate of reclamation costs at Goldwedge which is used to determine the required surety in place. This revised estimate required the Company to increase the surety to $969,350. As of March 31, 2026, the Company had a surety bond balance of $1,144,842 (December 31, 2025 - $1,134,836) for Goldwedge, which is sufficient to cover the request.

7. Property, plant and equipment

The Company’s property, plant and equipment is broken down as follows:

	Buildings	Equipment	Vehicles	Computer	Total
	$	$	$	$	$
COST
As of December 31, 2024	3,078,725	18,902,656	277,802	821,743	23,080,926
Addition	-	96,447	158,510	-	254,957
Recovery	-	79,750	-	-	79,750
Disposal	-	(79,750)	-	-	(79,750)
Sale of Mineral Ridge (Note 5)	(2,591,443)	(17,519,650)	(226,202)	(780,982)	(21,118,277)
As of December 31, 2025	487,282	1,479,453	210,110	40,761	2,217,606
Addition	-	164,821	-	-	164,821
Disposal	-	(37,000)	-	-	(37,000)
Transfer to held-for-sale assets	-	(513,100)	-	-	(513,100)
As of March 31, 2026	487,282	1,094,174	210,110	40,761	1,832,327

ACCUMULATED DEPRECIATION
As of December 31, 2024	(2,724,525)	(14,823,276)	(277,802)	(821,743)	(18,647,346)
Addition	(2,260)	(220,400)	(31,702)	-	(254,362)
Sale of Mineral Ridge (Note 5)	2,248,543	14,576,870	226,202	780,982	17,832,597
As of December 31, 2025	(478,242)	(466,806)	(83,302)	(40,761)	(1,069,111)
Addition	(565)	(42,388)	(7,926)	-	(50,879)
Disposal	-	7,400	-	-	7,400
Transfer to held-for-sale assets	-	102,620	-	-	102,620
As of March 31, 2026	(478,807)	(399,174)	(91,228)	(40,761)	(1009,970)

Net book value as of March 31, 2026	8,475	695,000	118,882	-	822,357
Net book value as of December 31, 2025	9,040	1,012,647	126,808	-	1,148,495

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

7. PROPERTY, PLANT AND EQUIPMENT (continued)

During the year ended December 31, 2025, the Company purchased $254,957 of equipment and vehicle, and sold equipment with a net book value of $Nil for gross proceeds of $79,750, and accordingly recorded a gain on sale of $79,750.

On August 25, 2025, the Company disposed Mineral Ridge (Note 5) which holds property, plant and equipment with a net book value of $3,285,680.

During the three months ended March 31, 2026, the Company purchased $164,821 of equipment and vehicle, and sold equipment with a net book value of $29,600 for gross proceeds of $14,000, and accordingly recorded a loss on sale of $15,600.

Held for sale assets

In February 2026, the Company’s wholly-owned subsidiary, Goldwedge, entered into an asset purchase agreement (the "Agreement") with Manhattan Metals Corp. ("Manhattan Metals") pursuant to which Goldwedge has agreed to sell the assets comprising its Manhattan Mill (the "Mill") in Nye County, Nevada (the "Sale Transaction").

The Manhattan Mill is a permitted mineral processing facility located on patented mining claims in the historic Manhattan mining district of Nye County, Nevada.

Pursuant to the Agreement, in exchange for C$750,000 in cash (received on May 14, 2026), Goldwedge has agreed to sell to Manhattan Metals the assets comprising the Mill. In connection with the sale, Manhattan Metals has been granted the right to relocate the Mill to a site of its choosing within 15 months of the closing of the Sale Transaction.

This Sale Transaction is an at arm’s length as William Sheriff, a director of the Company, is also a director of Manhattan Metals. However, this transaction is not considered as a related party transaction.

As of March 31, 2026, the Company reclassified $410,480, the net book value of the assets, to held-for-sale assets.

8. Mineral properties

The Company’s mineral properties are broken down as follows:

$
Goldwedge
Balance as of December 31, 2024	2,532,184
Land acquisition	58,466
Staking costs	146,159
Change of estimation of environmental rehabilitation liabilities (Note 10)	222,159
Exploration expenditure (see below)	6,148,391
Balance as of December 31, 2025	9,107,359
Cash paid	280,000
Shares issued	31,161
Exploration expenditure (see below)	4,198,905
Balance as of March 31, 2026	13,617,426

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

8. MINERAL PROPERTIES (continued)

Goldwedge Manhattan Project

In March 2021, the Company completed an acquisition of the Manhattan project located in Nye County, Nevada and situated adjacent and proximal to the Company’s Goldwedge property. In consideration, the Company paid $100,000 cash and issued 2,091,149 common shares valued at $199,062. The property is subject to a 2.0% net smelter returns royalty and certain reserved water rights.

During the year ended December 31, 2025, the Company reassessed the environmental rehabilitation liability and increased its estimation by $222,159. (Note 10)

During the three months ended March 31, 2026, the Company purchased three unpatented claims with consideration of $250,000.

Betty East Property option agreement

On January 14, 2026, the Company and Primus Resources L.C. (the “Optionor”) entered into a Property Option Agreement, according to which, the Company is granted the option to acquire 100% of thirty-two unpatented lode mining claims known as the Betty East Property, located in Nye County, Nevada (the “Property”), by making staged cash and share payments totaling $900,000, issuing 950,000 common shares of the Company, and incurring an aggregate of $1,000,000 in exploration expenditures on the Property over five years, as follows:

●	Pay $30,000 (paid) and issue 100,000 shares (issued, valued at $31,161) within five days following the later of the January 14, 2026 (the “Effective Date”) and January 22, 2026, the date on which the Company receives TSX Venture Exchange approval of the Agreement;
●	Pay $30,000 and issue 100,000 Shares on or before the 1st anniversary of the Effective Date;
●	Pay $30,000, issue 150,000 shares and incur $150,000 in exploration expenditures on or before the 2nd anniversary of the Effective Date;
●	Pay $50,000, issue 150,000 shares and incur $200,000 in exploration expenditures on or before the 3rd anniversary of the Effective Date;
●	Pay $50,000, issue 200,000 shares and incur $250,000 in exploration expenditures on or before the 4th anniversary of the Effective Date; and
●	Pay $710,000, issue 250,000 shares and incur $400,000 in exploration expenditures on or before the 5th anniversary of the Effective Date.

Upon the exercise of the Option, the Optionor will be granted a 2% net smelter returns royalty (the “NSR Royalty) on the Property, with the Company retaining the right to buy back one-half (1%) of the NSR Royalty by paying the Optionor an amount equal to the value of 500 ounces of .999 fine gold.

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

8. MINERAL PROPERTIES (continued)

Exploration expenses

During the three months ended March 31, 2026 and the year ended December 31, 2025, the Company capitalized the following exploration expenditures on the Manhattan project:

	Three months ended March 31, 2026	Year ended December 31, 2025
Exploration expenditure
Assay	$46,141	$283,151
Data	52,482	165,319
Drilling	2,750,285	3,667,971
Field and logic	904,567	1,133,939
Fuel	-	41,621
General and administration and supplies	151,622	446,803
Geological	18,197	163,790
Site access and maintenance	132,913	-
Permits, licenses, property tax	142,698	245,797
Total	$4,198,905	$6,148,391

9. LoanS payable

	March 31, 2026	December 31, 2025
	$	$
Balance, opening	507,601	1,014,918
Repayments – cash	-	(547,917)
Effect of movements on exchange rates	(8,124)	40,600
Balance, closing	499,477	507,601

a) In October 2021, the Company entered into an unsecured non-interest-bearing credit facility agreement with certain directors of the Company. Pursuant to the agreement, the Company may draw advances up to $500,000. In February 2022, the Company amended its credit facility agreement (“2022 Credit Facility”) with certain directors of the Company to increase the facility from up to $500,000 to up to $750,000 and to extend the repayment date to December 31, 2022. As of March 31, 2026, the loan balance was $484,205 (December 31, 2025 - $492,081).

b) On August 2, 2024, the Company entered into a short-term loan with an arm’s length third party for proceeds of C$1,150,000 at an interest rate of 5% per annum, due for repayment on December 31, 2024. The Company repaid C$400,000 in October 2024 and the remaining C$750,000 in April 2025. The interest was waived.

c) During the year ended December 31, 2023, the Company received a short-term non-interest-bearing loan from a former director of the Company for an amount of $38,646. The Company made partial payment. As at March 31, 2026, the loan balance was $15,272 (December 31, 2025 - $15,520).

d) During the year ended December 31, 2024, the Company received $10,763 from the CEO of the Company which was fully repaid during the year ended December 31, 2025.

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

10. Provision for environmental rehabilitation

The provision for environmental rehabilitation consists of mine closure, reclamation and retirement obligations for mine facilities and infrastructure. The Company has recorded the following provision for environmental rehabilitation.

	March 31, 2026	December 31, 2025
	$	$
Opening	669,689	14,155,881
Unwinding discount	6,902	402,875
Change in estimate	-	222,159
Disposal of Mineral Ridge (Note 5)	-	(14,111,226)
Ending	676,591	669,689

Current	-	-
Non-current	676,591	669,689
Ending	676,591	669,689

The total undiscounted amount of estimated cash flows required to settle the provision for environmental rehabilitation at Mineral Ridge is approximately $14,783,848. As of August 25, 2025, the environmental rehabilitation obligation of $14,111,226 was discharged with the sales of Mineral Ridge (Note 5).

The total undiscounted amount of estimated cash flows required to settle the provisions for environmental rehabilitation at Goldwedge is approximately $890,126 (December 31, 2025 – $890,126). The present value of the obligation was determined using a weighted average discount rate of 4.4% (December 31, 2025 – 4.4%) and an average inflation rate of 2.0% (December 31, 2025 – 2.0%). The settlement of the obligations is estimated to occur through to 2033. All environmental rehabilitation obligations are intended to be funded from cash balances at the time of the rehabilitation and from reclamation bonds once related rehabilitation work has been approved by the relevant authorities and related funds returned to the Company (Note 6).

11. Share capital and reserves

Authorized share capital

Unlimited number of common shares without par value.

Issued share capital

At March 31, 2026, the Company had 302,296,694 common shares (December 31, 2025 – 281,440,144) issued and outstanding with a value of $90,103,607 (December 31, 2025 – $87,127,627).

During the three months ended March 31, 2026

●	During the three months ended March 31, 2026, the Company issued 20,700,300 shares pursuant to warrant exercise for total proceeds of $2,749,051 (C$3,758,642). The Company also transferred the fair value of the exercised warrants of $184,528 (C$253,206) from warrant reserves to share capital.

●	During the three months ended March 31, 2026, the Company issued 56,250 shares pursuant to option exercise for total proceeds of $6,162 (C$8,438). The Company also transferred the fair value of the exercised options of $5,078 (C$6,953) from reserves to share capital.

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

11. Share capital and reserves (continued)

●	On January 22, 2026, the Company issued 100,000 shares pursuant to the East Betty Option agreement (Note 8) at a value of $31,161 (C$43,000).

During the year ended December 31, 2025

●	In April 2025, the Company completed a non-brokered private placement for a total of 88,375,000 shares at a price of C$0.08 for gross proceeds of $4,968,222 (C$7,070,000). The Company paid finders’ fees of $47,235 and issued a total of 2,864,850 non-transferable finders’ warrants valued at $65,750. Each finder's warrant entitles the holder to purchase one common share at an exercise price of C$0.08 for a period of one year following the closing of the private placement.

●	On April 2, 2025, the Company issued 2,149,174 shares to a creditor at a value of C$0.09 per share to settle debts of $134,118.

●	On September 3, 2025, the Company completed a non-brokered private placement for a total of 32,000,000 shares at a price of C$0.25 for gross proceeds of $5,800,992 (C$8,000,000). The Company incurred finders’ fees of $65,261.

●	On October 30, 2025, the Company issued 900,000 shares pursuant to the vesting of 900,000 RSUs.

●	During the year ended December 31, 2025, the Company issued 27,182,726 shares pursuant to warrant exercise for a total proceed of $3,755,382 (C$4,836,972). The Company also transferred the fair value of the exercised warrants of $560,913 (C$763,211) from warrant reserves to share capital.

Warrant reserves

The changes in warrants during the three months ended March 31, 2026 and the year ended December 31, 2025 are as follows:

	March 31, 2026		December 31, 2025
	Number outstanding	Weighted average exercise price (C$)	Number outstanding	Weighted average exercise price (C$)
Balance, opening	23,852,600	0.19	50,626,581	0.20
Finders’ warrants	-	-	2,864,850	0.08
Exercised	(20,700,300)	0.18	(27,182,726)	0.19
Expired	(387,300)	0.20	(2,456,105)	0.25
Balance, closing	2,765,000	0.25	23,852,600	0.19

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

11. Share capital and reserves (continued)

Warrant reserves (continued)

The fair value of the finders’ warrants issued in year ended December 31, 2025 was determined using the Black-Scholes option price modelling with the following assumptions:

Year ended December 31, 2025	Finder’s warrants

Average stock price (C$)	0.08
Average exercise price (C$)	0.08
Average risk-free interest rate (%)	2.44
Expected life (years)	1.00
Expected volatility (%)	105.99
Expected dividends (C$)	Nil

The following summarizes information about warrants outstanding and exercisable at March 31, 2026:

Expiry date	Exercise price (C$)	Warrants outstanding and exercisable
April 22, 2026*	0.08	42,500
May 15, 2026*	0.25	250,000
May 29, 2026**	0.25	512,500
October 30, 2026	0.25	10,000
December 13, 2026	0.25	1,950,000
		2,765,000
Weighted average exercise price (C$)		0.25
Weighted average remaining contractual life		0.54

* Exercised subsequent to the period ended March 31, 2026.

** 375,000 warrants were exercised subsequent to the period ended March 31, 2026, and the remaining 137,500 warrants expired.

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

11. Share capital and reserves (continued)

Equity incentive plan

The Company adopted an Equity Incentive Plan (the “Plan”) on May 20, 2024. Under the Plan, the Company can grant options, deferred share units, performance share units, restricted share units, securities for services, stock appreciation right, stock purchase plan, and other stock-based awards, which may be denominated or settled in shares, cash, or in other forms. The maximum number of shares available for issuance under the Plan shall not exceed 10% of the issued and outstanding shares from time to time when taken together with all other stock-based compensation arrangements of the Company.

Options

Under the Plan, the Company may, from time to time, grant options to directors, officers, employees and consultants. The term of the option grants is up to ten years. The vesting terms are at the discretion of the board of directors. The maximum number of common shares reserved for issue shall not exceed 10% of the total number of common shares issued and outstanding as at the grant date.

Restricted share units (“RSUs”)

RSUs may be granted to directors, officers and employees to acquire shares or the cash equivalent, at such purchase price (which may be zero) as determined by the Board, subject to such restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.

Performance share units (“PSUs”)

PSUs may be granted to directors, officers and employees to receive payment in shares or cash equivalent once such award is earned and has vested, subject to such restrictions and conditions as the Board may determine at the time of grant. Conditions shall be based upon the achievement of pre-established performance criteria over the performance period as well as continuing employment or engagement with the Company.

Stock options

The changes in options during the three months ended March 31, 2026 and the year ended December 31, 2025 are as follows:

	March 31, 2026		December 31, 2025
	Number outstanding	Weighted average exercise price (C$)	Number outstanding	Weighted average exercise price (C$)
Balance, opening	17,678,341	0.22	9,178,892	0.19
Granted	6,665,000	0.37	10,150,000	0.27
Exercised	(56,250)	0.15	-	-
Expired or cancelled	-	-	(1,650,551)	0.36
Balance, closing	24,287,091	0.26	17,678,341	0.22

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

11. Share capital and reserves (continued)

Stock options (continued)

On July 25, 2025, the Company issued 8,600,000 incentive stock options to directors, officers, employees and consultants of the Company. The options are exercisable at a price of C$0.25 per share with an expiry date of July 25, 2030, and vest 25% every six months over two years. The fair value of the stock options granted was C$1,993,386.

On September 26, 2025, the Company issued 250,000 incentive stock options to a consultant of the Company. The options are exercisable at a price of C$0.405 per share with an expiry date of September 26, 2030, and vest on a quarterly basis over one year. The fair value of the stock options granted was C$93,876.

On October 21, 2025, the Company issued 400,000 incentive stock options to a consultant of the Company. The options are exercisable at a price of C$0.35 per share with an expiry date of October 21, 2028, and vest on a quarterly basis over one year. The fair value of the stock options granted was C$121,555.

On November 28, 2025, the Company issued 900,000 incentive stock options to two consultants of the Company. The options are exercisable at a price of C$0.38 per share with an expiry date of November 28, 2030, and vest on a 6-month basis over two year. The fair value of the stock options granted was C$325,986.

On January 16, 2026, the Company issued 6,465,000 incentive stock options to directors, officers, employees and consultants of the Company. The options are exercisable at a price of C$0.37 per share with an expiry date of January 16, 2031. 6,065,000 options vest 25% every six months over two years and 400,000 options vest 50% on May 16, 2026 and 50% on July 16, 2026. The fair value of the stock options granted was C$2,187,289.

On March 31, 2026, the Company issued 200,000 incentive stock options to a consultant of the Company. The options are exercisable at a price of C$0.39 per share with an expiry date of March 31, 2031. The 200,000 options vest 25% on June 30, 2026, September 30, 2026, December 31, 2026 and March 31, 2027. The fair value of the stock options granted was C$72,480.

During the three months ended March 31, 2026, a total of $681,353 (2025 - $59,778) was amortized and recorded in the consolidated statements of income or loss.

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

11. Share capital and reserves (continued)

Stock options (continued)

The fair value of the stock options granted was determined using the Black-Scholes option price modelling with the following assumptions:

	Three months ended March 31, 2026	Year ended December 31, 2025

Average stock price (C$)	0.37	0.27
Average exercise price (C$)	0.37	0.27
Average risk-free interest rate (%)	2.89	2.97
Expected life (years)	5	4.92
Expected volatility (%)	157.65	161.09
Expected dividends (C$)	Nil	Nil

The following summarizes information about stock options outstanding and exercisable at March 31, 2026:

Expiry date	Exercise price (CA$)	Options outstanding	Options exercisable
November 10, 2027	0.41	278,341	278,341
July 16, 2029	0.15	1,543,750	1,157,813
July 16, 2030	0.15	1,000,000	750,000
October 21, 2028	0.35	400,000	100,000
October 28, 2028	0.135	4,300,000	4,300,000
October 28, 2028	0.15	350,000	175,000
July 25, 2030	0.25	8,600,000	2,150,000
September 26, 2030	0.405	250,000	125,000
November 28, 2030	0.38	900,000	225,000
January 16, 2031	0.37	6,465,000	-
March 31, 2031	0.39	200,000	-
		24,287,091	9,261,154
Weighted average exercise price (C$)		0.26	0.19
Weighted average remaining contractual life		3.97	3.18

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

11. Share capital and reserves (continued)

Restricted share units (“RSUs”)

On October 30, 2024, the Company issued 900,000 RSUs to directors, officers, and consultants of the Company, with a value of $0.135 per RSU at the issuance date. On October 30, 2025, the Company issued 900,000 shares pursuant to the vesting of 900,000 RSUs. Accordingly, the Company transferred the fair value of $86,888 (C$125,000) from restricted share units to share capital.

On July 25, 2025, the Company issued 7,930,000 RSUs to directors, officers, and employees of the Company, with a value of $0.25 per RSU at the issuance date. 7,750,000 RSUs will be vested 25% at each anniversary until July 25, 2029, and 180,000 RSUs will be vested 1/3 at each anniversary until July 25, 2028. The recipients will receive 1,937,500 and 60,000 common shares of the Company at each anniversary respectively.

During the three months ended March 31, 206, $186,233 (C$255,546) (December 31, 2025 - $405,606 (C$558,441)) was amortized and recorded in the consolidated statements of income or loss.

12. Care and maintenance

	For the three months ended
	March 31, 2026	March 31, 2025
	$	$
Fuel and reagents	-	9,434
Insurance	-	84,158
Labour	-	80,461
Maintenance	-	97,908
Permits and licenses	-	53,362
Utilities	-	40,611
	-	365,934

After the Company disposed MRG in August 2025 (Note 5), the Company focused on exploring Goldwedge Property and all exploration expenses incurred on Goldwedge Property are capitalized (Note 8).

13. General and administrative expenses

	For the three months ended
	March 31, 2026	March 31, 2025
	$	$
Management fees (Note 14)	99,477	40,215
Consultants	226,230	360,664
Insurance, travel and office related	49,293	81,346
Investor relations	73,177	65,564
Professional fees	70,891	86,935
Transfer agent and filing fees	12,700	8,094
	531,768	642,818

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

14. Related party transactions and balances

Compensation of key management personnel and directors

Key management includes members of the Board of Directors, the Chief Executive Officer and the Chief Financial Officer.

During the three months ended March 31, 2026, the compensation incurred to the key management are as follows:

●	Chief Executive Officer – $43,726 (2025 – $20,891);

●	Chief Financial Officer – $36,074 (2025 – $19,150);

●	Director, Executive Technical Director - $19,676 (2025 – $Nil);

●	2,800,000 (2025 – Nil) stock options granted to directors and officers were valued at $690,316 (2025 - $Nil) at the grant date, of which $159,283 was recorded in the statement of loss and comprehensive loss during three months ended March 31, 2026.

Amounts due to related parties

Included in trade and other payables as of March 31, 2026 is $19,966 (December 31, 2025 – $20,673) due to key management for fees and the reimbursement of expenditures.

15. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information
	March 31, 2026	March 31, 2025
Transfer of fair value of warrants exercised	184,528	-
Transfer of fair value of options exercised	5,078	-
Shares issued for mineral properties	31,161	-
Accounts payable included in mineral properties	1,042,041	314,865
Cash paid for income taxes	-	-
Cash paid for interest	-	-

16. Segmented information

The Company operates in one reportable segment being the exploration and evaluation of mineral properties. The Company’s non-current assets are located are as follows:`

	March 31, 2026	Canada	United States
	$	$	$
Non-current assets
Reclamation deposits	1,144,842	-	1,144,842
Long-term receivable	57,403	57,403	-
Investments	764	764	-
Exploration advance	282,127	-	282,127
Property, plant and equipment	822,357	-	822,357
Mineral properties	13,617,426	-	13,617,426

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

16. SEGMENTED INFORMATION (continued)

	December 31, 2025	Canada	United States
	$	$	$
Non-current assets
Reclamation deposits	1,134,836	-	1,134,836
Long-term receivable	58,337	58,337	-
Investments	764	764	-
Exploration advance	330,014	-	330,014
Property, plant and equipment	1,148,495	-	1,148,495
Mineral properties	9,107,359	-	9,107,359

17. Capital management

Capital is defined as equity attributable to shareholders’ equity. The Company’s objectives when managing its capital are to safeguard its ability to continue as a going concern and to maximize the value for its shareholders.

The Company’s activities have been primarily funded so far through cash flows from operating activities and equity and debt financing based on cash needs. The Company typically sells its shares by way of private placement.

The Company manages its capital structure and determines its capital requirements in light of the changing economic conditions and the risk characteristics of its assets. To reach its objectives, the Company may need to maintain or adjust its capital structure by issuing new share capital or new debt.

At this stage of its development, it is the Company’s policy to preserve cash to fund its operations and not to pay dividends.

18. Financial instruments

Fair value

The carrying values of cash and equivalents, receivables, reclamation deposits, accounts payable and accrued liabilities, and loans payable approximate their fair value due to their short-term nature. The fair value of the Company’s investments is recorded at fair value using Level 1 of the fair value hierarchy, respectively.

The Company’s financial instruments recorded at fair value require disclosure about how the fair value was determined based on significant levels of inputs described in the following hierarchy:

●	Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions occur in sufficient frequency and value to provide pricing information on an ongoing basis.

●	Level 2 - Pricing inputs are other than quoted prices in active markets included in Level 1. Prices in Level 2 are either directly or indirectly observable as of the reporting date. Level 2 valuations are based on inputs including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the market place.

●	Level 3 - Valuations in this level are those with inputs for the asset or liability that are not based on observable market data.

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

18. Financial instruments (continued)

Fair value (continued)

Set out below are the Company’s financial assets and financial liabilities by category:

	March 31, 2026	FVTPL	Amortized costs	FVTOCI
	$	$	$	$
FINANCIAL ASSETS
ASSETS
Cash and equivalents	5,685,648	—	5,685,648	—
Receivables	19,939	—	19,939	—
Other receivable	1,710,903	—	1,710,903	—
Reclamation deposits	1,144,842	—	1,144,842	—
Long-term receivable	57,403	—	57,403	—
Investments	764	764	—	—
FINANCIAL LIABILITIES
LIABILITIES
Accounts payable and accrued liabilities	(1,221,518)	—	(1,221,518)	—
Loans payable	(499,477)	—	(499,477)	—

	December 31, 2025	FVTPL	Amortized costs	FVTOCI
	$	$	$	$
FINANCIAL ASSETS
ASSETS
Cash and equivalents	8,337,777	—	8,337,777	—
Receivables	139,811	—	139,811	—
Other receivable	1,680,485	—	1,680,485	—
Reclamation deposits	1,134,836	—	1,134,836	—
Long-term receivable	58,337	—	58,337	—
Investments	764	764	—	—
FINANCIAL LIABILITIES
LIABILITIES
Accounts payable and accrued liabilities	(1,697,289)	—	(1,697,289)	—
Loans payable	(507,601)	—	(507,601)	—

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

18. Financial instruments (continued)

Financial risk management

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. The Company’s credit risk is attributable to cash and equivalents, receivables, other receivable, and reclamation bonds. The credit risk on cash, as well as reclamation bonds is limited because the Company invests its cash and reclamation bonds in deposits with well capitalized financial institutions with strong credit ratings. The Company has no past due accounts and has not recorded a provision for doubtful accounts.

Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. The Company’s current policy to manage liquidity risk is to keep cash in bank accounts.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, currency risk and price risk.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The 2022 Credit Facility is fixed at an interest rate of 12.375% per annum and accordingly is not subject to cash flow interest rate risk due to changes in the market rate of interest. The Company does not use financial derivatives to manage its exposure to interest rate risk.

Currency risk

The Company is exposed to currency risk to the extent that monetary assets and liabilities held by the Company are not denominated in US Dollars (“US$”). The Company has not entered into any foreign currency contracts to mitigate this risk. The Company’s financial assets and liabilities are held in US$ and Canadian Dollars (“CA”); therefore, CA$ accounts are subject to fluctuation against the US Dollars.

The Company had the following balances in foreign currency as at March 31, 2026:

	US$	CA$
Cash and equivalents	434,161	7,318,706
Receivables	-	27,790
Other receivable	1,710,903	-
Long-term receivable	-	80,000
Reclamation deposits	1,144,842	-
Investments	-	960
Accounts payable and accrued liabilities	(1,051,181)	(237,389)
Loans payable	-	(696,093)
	2,238,725	6,493,974
Rate to convert to $1.00 US$	1.00000	0.717543
Equivalent to US$	2,238,725	4,659,706

Based on the above net exposures as at March 31, 2026, and assuming that all other variables remain constant, a 10% appreciation or depreciation of the US$ against the CA$ would increase/decrease comprehensive loss by $465,971.

Scorpio Gold Corporation
Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the Three Months Ended March 31, 2026

(Expressed in United States Dollars)

19. EVENTS SUBSEQUENT TO THE REPORTING PERIOD

1) Subsequent to the period ended March 31, 2026, the Company issued 667,500 shares pursuant to warrant exercise for a total proceed of C$159,650.

2) On April 10, 2026, the Company issued 1,700,000 incentive stock options to two employees and two consultants of the Company. The options are exercisable at a price of C$0.35 per share with an expiry date of April 10, 2031. The options vest 25% every six months over two years.

On April 24, 2026, the Company issued 500,000 incentive stock options to one consultant of the Company. The options are exercisable at a price of C$0.34 per share with an expiry date of April 24, 2031. The options vest 25% every six months over two years.

3) On April 24, 2026, the Board approved an amended Equity Incentive Plan (“Amendment”). The Amendment proposes a total number of shares reserved and available for grant and issuance of RSUs and PSUs shall not exceed (i) 11,000,000 shares pursuant to RSUs, and (ii) 19,000,000 shares pursuant to PSUs, for an aggregate of 30,000,000 shares. Prior to the proposed amendment, the maximum number of shares reserved and available for grant and issuance pursuant to RSUs and PSUs was 9,000,000 shares.

Other than the increase to the number of common shares reserved and available for grant and issuance pursuant to RSUs and PSUs, no other amendments are being proposed. This Amendment remains subject to approval and ratification by the Company’s shareholders, which the Company will be seeking at its annual general and special meeting of shareholders to be held on June 9, 2026.